Exhibit 99.1

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of July 17, 2026, by and between Nano Dimension Ltd., a company incorporated under the laws of Israel (the “Company”), each of the Company’s directors set forth on the signature pages to this Agreement (collectively, the “Directors”), and the entities and natural persons set forth in the signature pages to this Agreement, including Murchinson Ltd. (collectively, “Murchinson”) (each of the Company, the Directors and Murchinson, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, on May 21, 2026, Murchinson submitted a demand that the Company call an Extraordinary General Meeting (the “Extraordinary Meeting Demand”) and submitted proposals (the “Murchinson Proposals”) to be included at the Extraordinary General Meeting (“EGM”) including, among others, proposals to remove and replace three out of the five members of the Board of Directors (the “Board”);

WHEREAS, on June 18, 2026, Murchinson filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) that, among other things, recommended the approval of the Murchinson Proposals and filed a definitive proxy statement with the SEC on June 30, 2026;

WHEREAS, as of the date of this Agreement, Murchinson has beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) interest in the Company’s ordinary shares, par value NIS 5.00 per share (the “Ordinary Shares”), through its holdings in American Depositary Shares representing the Company’s Ordinary Shares, totaling, in the aggregate, approximately 9.0% of the Ordinary Shares issued and outstanding as of the date of this Agreement; and

WHEREAS, as of the date of this Agreement, the Parties have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Board Composition and Related Matters.
(a)	Withdrawal of Extraordinary Meeting Demand and Related Matters.

Simultaneous with the execution and delivery of this Agreement, Murchinson (i) hereby irrevocably withdraws its Extraordinary Meeting Demand and any related materials, demands or notices submitted to the Company in connection therewith, effective automatically upon the execution of this Agreement, enabling the Company, inter alia, to cancel the EGM, and (ii) shall immediately cease all efforts, direct or indirect, in furtherance of the Extraordinary Meeting Demand and any related solicitation in connection with the Extraordinary Meeting Demand (other than in connection with such withdrawal).

(b)	Resignations.

Robert Pons, David Stehlin, Dr. Joshua Rosensweig, and Andrew Sriubas (the “Departing Directors”) have submitted irrevocable resignation letters to the Company (in previously agreed forms), executed copies of which have been provided to Murchinson, agreeing to (i) resign from the Board and all positions with the Company and any of its Subsidiaries, and (ii) return and/or forfeit all unvested RSUs and interests in the Company, in each case, that will become effective immediately following the execution of this Agreement. For the avoidance of doubt, none of the Departing Directors are entitled to any severance or related payments in connection with their departure from the Board or any other positions with the Company or any of its Subsidiaries.

(c)	Board Appointments.

The Company agrees that the Board shall take all necessary actions to appoint effective immediately following the execution of this Agreement each of Pinchos (Paul) Fruchthandler, Moshe Rozenbaum and Eliezer Eli Tarlow (the “New Directors”) to serve as a member of the Board as a Class I, Class II and Class III director, respectively, with an initial term expiring at the 2026 Annual General Meeting of Shareholders of the Company to fill the vacancies resulting from the resignations of the Departing Directors. The Company acknowledges and agrees that (i) each New Director shall have the same rights and benefits (including with respect to indemnification and compensation) as all other non-employee members of the Board, and (ii) no date has been, or is currently planned to be, set for the 2026 Annual General Meeting.

2.	Release of Claims; No Litigation.
(a)	Mutual Release of Claims. Murchinson, to the fullest extent allowed by law, for each of themselves and each of their respective controlled Affiliates and Associates, subsidiaries, parent entities, predecessors, partners, principals, officers, directors, members, heirs, successors, and assigns (if any), and, to the extent acting on their behalf, their representatives and agents, and all parties that are signatories to this Agreement (other than the Company and the Departing Directors) (all together, “Murchinson Releasors”), irrevocably and unconditionally releases, acquits, and forever discharges the Departing Directors (“Company Releasees”) from any and all claims, demands, debts, liabilities, losses, guarantees, actions, causes of action, costs (including attorneys’ fees), and damages of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, claimed or unclaimed, asserted or unasserted, fixed or contingent, accrued or unaccrued, past or present, whether based in law or equity, under Israeli, U.S. federal or state law or any other law of any other jurisdiction in the United States or around the world, direct or derivative, existing from the earliest of time through the date of this Agreement (the “Effective Date”), including, but not limited to, those arising out of, relating to, or in any way connecting to the Company or Murchinson or their respective businesses, the Rights Agreement, the EGM, the Murchinson Proposals, any other nomination, recommendations, and nominations of proposals related to the EGM, the Board’s consideration, recommendation, approval or non-approval of any material transactions involving the Company, including, but not limited to the Infinite Epigenetics transaction, any statements made by the Company, its directors, or Murchinson related to the Company or any current officers and directors of the Company or Murchinson or its controlled Affiliates and Associates, prior to the Effective Date, and Murchinson’s involvement with, or ownership of securities of the Company, including, without limitation, its Schedule 13D filings and solicitations involving Company securities, prior to the Effective Date (collectively, the “Released Claims”). It is the intention of the Murchinson Releasors in executing this Agreement that this Agreement shall be deemed effective as a full and final accord and satisfaction and release from the earliest of time through the Effective Date.

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The Company, to the fullest extent allowed by law, for itself and each of its controlled Affiliates and Associates, subsidiaries, parent entities, predecessors, partners, principals, officers, directors, members, heirs, successors, and assigns (if any) and, to the extent acting on their behalf, their representatives and agents (all together, “Company Releasors” and together with the Murchinson Releasors, the “Releasors”), irrevocably and unconditionally releases, acquits, and forever discharges Murchinson, and each of Murchinson’s respective parents, subsidiaries, Affiliates, related entities, predecessors, and successors, and each of their respective directors and officers, and, to the extent acting on their behalf, employees, attorneys and representatives, and all parties that are signatories to this Agreement (other than the Company) (“Other Releasees”) from any and all Released Claims. It is the intention of the Company Releasors in executing this Agreement that this Agreement shall be deemed effective as a full and final accord and satisfaction and release from the earliest of time through the Effective Date.

The Parties intend for the Company Releasees and the Other Releasees that are not parties to this Agreement to be express third-party beneficiaries of the release provided for by this paragraph.

For the avoidance of doubt, the foregoing releases of claims shall in no way release claims by any Party arising solely from a breach of this Agreement.

(b)	Mutual Release of Unknown Claims. The Parties acknowledge and agree that it is the respective intents of the Releasors to release and discharge the Released Claims set forth in Section 2 irrespective of whether such Released Claims are known or unknown to them and irrespective of whether such Released Claims, if actually unknown to them, could or could not have been discovered by the Parties through the exercise of reasonable diligence. Thus, to effectuate a full and complete release and discharge of the Company Releasees and the Other Releasees, the Releasors knowingly, voluntarily, intentionally, and expressly waive and relinquish all rights and benefits that they may have under Israeli law, that of any U.S. state or federal statute or common law principle, or any other jurisdiction in the world that would otherwise restrict the scope of the releases set forth in Section 2 to matters known or suspected prior to the Effective Date. Without in any way limiting the generality of the foregoing, the Releasors knowingly, voluntarily, intentionally, and expressly waive any and all rights and benefits conferred by California Civil Code Section 1542, which provides:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IT, WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Releasors understand and acknowledge the significance and consequence of this waiver of Section 1542 and hereby assume full responsibility for such waiver. The Releasors specifically acknowledge that (a) they may subsequently discover facts in addition to or different from those that they now know or believe to be true with respect to the Released Claims, and (b) they may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to the Released Claims. The Releasors acknowledge, however, that they have negotiated, agreed upon, and entered into this Agreement with full knowledge of these possibilities and agree that, notwithstanding the provisions of California Civil Code Section 1542, this Agreement shall not be affected in any manner whatsoever if any of these possibilities comes to pass and is intended to release all Released Claims, including those which are unknown or unsuspected.

(c)	Covenant Not to Sue: The Murchinson Releasors shall not now or at any time in the future request, suggest, initiate, facilitate, or assist any other party including any non-party to this Agreement with any legal proceeding anywhere in the world related to, arising out of, or in connection with any of the Released Claims herein in which the Company Releasees is to be an adverse party. The Releasors shall not now or at any time in the future request, suggest, initiate, facilitate, or assist any other party including any non-party to this Agreement with any legal proceeding anywhere in the world related to, arising out of, or in connection with any of the Released Claims herein in which the Other Releasees would be an adverse party. Any Party that breaches the obligations under this Section 2(c): (i) consents to the dismissal of such legal proceeding and to the entry of a permanent injunction restraining the breaching Party from initiating any future legal proceedings asserting any such released or barred claim; and (ii) shall be liable to the other Party for its reasonable attorneys’ fees and costs incurred in connection with such legal proceeding.
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(d)	Notwithstanding the foregoing, nothing in this Section 2 shall prohibit or restrict the Parties or their respective Releasors from (i) initiating, facilitating or assisting with any legal proceeding to remedy a breach of or to enforce the terms of this Agreement, (ii) asserting counterclaims with respect to any proceeding in connection with, arising out of or related to this Agreement that is initiated by or on behalf of one Party or its respective Releasors against the other Party or its respective Releasors, (iii) responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any legal proceeding if such legal proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such Party or any of its Releasors; provided, further, that in the event any Party or any of its Releasors receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited). Notwithstanding anything to the contrary hereunder, nothing in this Agreement shall prohibit or restrict Murchinson or its Releasors from (x) making or pursuing any derivative claim or action involving the Company’s former directors (except for the Departing Directors) and officers, or (y) seeking reimbursement for its expenses incurred in connection with its efforts and involvement at the Company, including, without limitation, its solicitations involving Company securities or any action involving any general meeting of the Company’s shareholders, including its demands for any extraordinary general meeting or the submission of proposals at any general meeting of the Company’s shareholders or with respect to any past or current legal proceeding involving the Company and Murchinson.
3.	Cooperation in Third-Party Litigation. Notwithstanding anything in this Agreement, each of the Departing Directors agrees, upon request from the Company or Murchinson, to reasonably cooperate and assist in connection with any third-party litigation, regulatory proceeding, investigation, arbitration, or other dispute involving the Company, Murchinson, or any of their respective Affiliates, including, without limitation, the litigation involving Quinn Emanuel or any related matter; subject to (i) reimbursement by the Company of the Departing Directors for their reasonable and documented out-of-pocket travel, lodging, meals, and similar personal expenses incurred in connection with their cooperation in any such third-party litigation, (ii) reasonable advance notice and scheduling accommodations for the Departing Directors, and (iii) preservation of all applicable privileges. Such cooperation may include making themselves reasonably available for interviews, consultation, factual development, document identification and authentication, declarations, affidavits, depositions, testimony, and trial appearances. The Departing Directors shall not voluntarily withhold information, documents, or testimony relevant to such matters and shall act in good faith to facilitate the defense, prosecution, or resolution of any such proceeding.
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4.	Representations and Warranties of the Company.

The Company represents and warrants to Murchinson that (a) the Company has the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, the organizational documents of the Company as currently in effect, (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, or (iii) require the Company to obtain any consent or approval from any person or entity, including any governmental authority, (e) neither the Company nor any of its Affiliates, directors, officers or representatives acting on its behalf have made, or agreed to make, or have any obligations relating to, any material, out of the ordinary course, payments or other forms of compensation (except for lease termination payment made in respect of termination of lease by Markforged, Inc. in respect of 60 Tower Rd., Waltham, MA), to any other person or entity that has not been publicly disclosed, (f) the Board has unanimously approved this Agreement, including the appointment of the New Directors to the Board, and (g) the Company has not released, and has not agreed to release, any former directors (except for the Departing Directors and Ofir Baharav), service providers, consultants or attorneys of the Company.

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5.	Representations and Warranties of Murchinson.

Murchinson represents and warrants to the Company that (a) the authorized signatories of Murchinson set forth on the signature pages hereto have the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Murchinson thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Murchinson, and, assuming due execution by each counterparty hereto, is a valid and binding obligation of Murchinson, enforceable against Murchinson in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, the organizational documents of Murchinson as currently in effect, (d) the execution, delivery and performance of this Agreement by Murchinson does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Murchinson or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Murchinson is a party or by which it is bound, (e) as of the date of this Agreement, Murchinson beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 18,836,276 American Depositary Shares, (f) as of the date of this Agreement, and except as set forth in clause (e)  above, Murchinson does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Ordinary Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Ordinary Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) Murchinson will not, directly or indirectly, compensate or agree to compensate any director or director nominee of the Company for his or her respective service as a director of the Company, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Murchinson from (x) compensating or agreeing to compensate any person for his or her respective service as a nominee of Murchinson for election to the Board (so long as such compensation does not extend to his or her respective service as a director of the Company), (y) compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company or (z) compensating or agreeing to compensate any person for such person’s service as an employee of Murchinson.

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6.	Public Statements; SEC Filings.
(a)	Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Murchinson and its representatives with a reasonable opportunity to review and comment on the Form 8-K prior to filing it with the SEC and consider in good faith any timely comments of Murchinson and its representatives.
(b)	Promptly following the execution of this Agreement, but in any event, no later than two business days following the execution of this Agreement, Murchinson shall file with the SEC an amendment to its Schedule 13D reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. Murchinson shall provide the Company and its representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any timely comments of the Company and its representatives. The Schedule 13D Amendment will also be filed with the SEC on Form DFAN14A notifying stockholders of Murchinson’s withdrawal of the Extraordinary Meeting Demand and related solicitation.
(c)	Subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Murchinson shall issue any press release or make any public announcement or statement regarding this Agreement or the matters contemplated hereby that is contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.
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7.	Specific Performance.

Murchinson, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Murchinson, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled, without the necessity of obtaining any form of bond or other similar undertaking, to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.	Expenses.

Each Party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement.

9.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

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10.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company, to:

Nano Dimension Ltd.
60 Tower Road
Waltham, MA 02451
Attention: Anshu Pasricha, Interim General Counsel

Email: anshu.pasricha@brownwinick.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

2050 M St NW
Washington, DC 20036
Attention: Sean M. Donahue
Andrew H. Goodman

Email:	seandonahue@paulhastings.com andrewgoodman@paulhastings.com

If to the Departing Directors, to:

Robert Pons, bobpons@me.com

Dr. Joshua Rosensweig, josh@rj-law.co.il

Andrew Sriubas, sriubas@me.com

David Stehlin, david.stehlin@gmail.com

If to Murchinson, to:

Murchinson Ltd.

145 Adelaide Street West, Fourth Floor

Toronto, Ontario Canada M5H 4E5

Attention:	Mark Lichtenstein Moshe Sarfaty
Email:	ml@murchinsonltd.com msarfaty@murchinsonltd.com

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with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Andrew Freedman Meagan Reda
Email:	afreedman@olshanlaw.com mreda@olshanlaw.com

11.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each of the Parties irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

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13.	Mutual Non-Disparagement.

Each of the Parties covenants and agrees that until such time as the other Party or any of its subsidiaries, controlled Affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 13, neither it nor any of its respective subsidiaries, controlled Affiliates, successors, assigns, partners, members, officers, key employees or directors shall in any way, publicly disparage, call into disrepute, or otherwise defame or slander the Departing Directors or Murchinson in any manner that would reasonably be expected to damage the business or reputation of such Departing Directors or Murchinson. For the avoidance of doubt, this Section 13 shall prohibit the Company from publicly criticizing, disparaging, calling into disrepute, or otherwise defaming or slandering the Departing Directors following their resignation from the Board.

The restrictions in this Section 13 shall not (a) apply (i) to any required testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the Party from which information is sought, in each case solely to the extent required, or (ii) to any disclosure that such Party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (b) prohibit any Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The limitations set forth in this Section 13 shall not prevent either Party from responding to any public statement made by the other Party of the nature described in this Section 13 if such statement by the other Party was made in breach of this Agreement.

14.	Securities Laws.

Murchinson acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15.	No Admission of Liability.

The Parties hereby acknowledge and agree that this is a compromise settlement that is not in any respect, nor for any purpose, to be deemed or construed to be or used as evidence of, an admission of any fact, legal conclusion, proposition, or liability whatsoever on the part of any person or entity.

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16.	Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made, except in writing signed by an authorized representative of each of the Company and Murchinson. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Murchinson, the prior written consent of the Company, and with respect to the Company, the prior written consent of Murchinson.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

NANO DIMENSION LTD.

By:	/s/ David Stehlin
	Name:	David Stehlin
	Title:	Chief Executive Officer

DAVID STEHLIN

By:	/s/ David Stehlin
	Name:	David Stehlin
	Title:	Director

ANDREW SRIUBAS

By:	/s/ Andrew Sriubas
	Name:	Andrew Sriubas
	Title:	Director

DR. JOSHUA ROSENSWEIG

By:	/s/ Dr. Joshua Rosensweig
	Name:	Dr. Joshua Rosensweig
	Title:	Director

PHILLIP BORENSTEIN

By:	/s/ Phillip Borenstein
	Name:	Phillip Borenstein
	Title:	Director

ROBERT PONS

By:	/s/ Robert Pons
	Name:	Robert Pons
	Title:	Director

[Signature Page to Settlement Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

NOMIS MURCHINSON LTD.

By:	/s/ Mark Lichtenstein
	Name:	Mark Lichtenstein
	Title:	CLO

NOMIS BAY LTD.

By:	/s/ James Keyes
	Name:	James Keyes
	Title:	Director

BPY LIMITED

By:	/s/ James Keyes
	Name:	James Keyes
	Title:	Director

EOM MANAGEMENT LTD.

By:	/s/ Chaja Carlebach
	Name:	Chaja Carlebach
	Title:	Director

JAMES KEYES

By:	/s/ James Keyes

JAMES KEYES

By:	/s/ James Keyes

JASON JAGESSAR

By:	/s/ Jason Jagessar

[Signature Page to Settlement Agreement]

CHAJA CARLEBACH

By:	/s/ Chaja Carlebach

MARC J. BISTRICER

By:	/s/ Marc J. Bistricer

[Signature Page to Settlement Agreement]